EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Bioscience, Inc.:

We consent to the incorporation by reference in the Registration Statement Numbers 333-53848, 333-104544, 333-135418, 333-151003, 333-174476, 333-189175, 333-204760 and 333-218497 on Form S-8, and 333-203552 on Form S-3, as amended, of Harvard Bioscience, Inc. and subsidiaries of our report dated March 16, 2017, with respect to the consolidated balance sheet of Harvard Bioscience, Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the December 31, 2017 annual report on Form 10-K of Harvard Bioscience, Inc.

/s/ KPMG LLP

Cambridge, Massachusetts

March 16, 2018